Exhibit 99.1

SAKS INCORPORATED ANNOUNCES MAY COMPARABLE

STORE SALES

– May sales impacted by event shifts –

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (June 4, 2009)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $166.1 million for the four weeks ended May 30, 2009 compared to $223.9 million for the four weeks ended May 31, 2008, a 25.8% decrease. Comparable store sales decreased 26.6% for the month.

On a year-to-date basis, for the four months ended May 30, 2009, owned sales totaled $781.1 million compared to $1,066.4 million for the four months ended May 31, 2008, a 26.7% decrease. Comparable store sales decreased 27.4% for the four-month period.

May sales performance was positively affected by the shift of a clearance event into the month from April last year and negatively affected by the shift of a designer sale event into June this year from May last year. The net affect was negative on May comparable store sales. Adjusting for the event shifts, management estimates comparable store sales would have declined in the high-teen range for the month of May.

Management continues to estimate that comparable store sales will decline in the mid-teen range for the second fiscal quarter.

The Saks Fifth Avenue stores experienced continued weakness across all merchandise categories during the month. Saks Direct and OFF 5TH showed relative strength in May.

Prior year numbers have been adjusted to remove the sales of the Company’s discontinued Club Libby Lu operations.

Saks Incorporated operates 53 Saks Fifth Avenue stores, 52 Saks OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

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The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2009, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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